Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Amendment No. 1 to Registration Statement on Form SB-2 dated August 29, 2006, of Impart Media Group, Inc. and subsidiaries (the Company) of our report dated March 24, 2006, on our audit of the consolidated balance sheet of the Company as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2005 and 2004.

Our report, dated March 24, 2006, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Experts."

/s/ PETERSON SULLIVAN PLLC

August 29, 2006
Seattle, Washington